Exhibit 13.1

Pursuant to 18 United States Code §1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned hereby certify that, to the best of our knowledge:

The annual report on Form 20-F/A for the fiscal year ended December 31, 2015 of Semiconductor Manufacturing International Corporation (the “Company”) filed with the Securities and Exchange Commission on the date hereof (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: December 9, 2016

/s/ Dr. Tzu-Yin Chiu
Name:	Dr. Tzu-Yin Chiu
Title:	Chief Executive Officer

/s/ Dr. Gao Yonggang
Name:	Dr. Gao Yonggang
Title:	Chief Financial Officer